UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 5, 2014, Molina Healthcare, Inc., a Delaware corporation (the “Company”), entered into an indenture, dated as of September 5, 2014, with U.S. Bank National Association, as trustee (the “Indenture”), pursuant to which the Company issued its 1.625% Convertible Senior Notes due 2044 (the “2044 Notes”). Additional information pertaining to the 2044 Notes and the Indenture is contained in Item 2.03 and incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On September 5, 2014 (the “Settlement Date”), in exchange for an aggregate principal amount of $176.551 million of the Company’s 3.75% Convertible Senior Notes due 2014 (the “Existing Notes”), the Company issued 2044 Notes in the aggregate principal amount of $176.551 million and an aggregate of 1,683,925 shares of the Company’s common stock (“Exchange Shares”), and paid cash in the approximate amount of $3.3 million (which cash amount equals the accrued and unpaid interest on the Existing Notes exchanged up to, but excluding, the Settlement Date plus the amount of interest that would have been payable on such Existing Notes had such Existing Notes remained outstanding until October 1, 2014) in exchange for Existing Notes (the “Exchange”).

The 2044 Notes are the Company’s senior unsecured obligations and rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the 2044 Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The 2044 Notes will mature on August 15, 2044 and will bear interest at a rate of 1.625% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015. The Company will pay additional interest, if any, (i) at a rate per annum equal to 0.25% on each $1,000 principal amount of the 2044 Notes on each interest payment date for which the aggregate principal amount of the 2044 Notes outstanding was less than $100 million as of the close of business on the regular record date corresponding to such interest payment date and (ii) at its election, as the sole remedy relating to the failure to comply with certain of its reporting obligations under the Indenture at a rate per annum equal to 0.25% (or, under certain circumstances, 0.50%) of the outstanding principal amount of the 2044 Notes. In addition, beginning with the semiannual interest period commencing immediately following the interest payment date on August 15, 2018, contingent interest will accrue on the 2044 Notes during any semiannual interest period in which certain conditions are satisfied. The Company will also pay contingent interest equal to any extraordinary cash dividend or distribution paid to all or substantially all holders of the Company’s common stock that the Company’s board of directors designates as payable with respect to the 2044 Notes.

Holders of 2044 Notes may convert their 2044 Notes at their option at any time prior to the close of business on the business day immediately preceding February 15, 2044 only under certain limited circumstances. On or after February 15, 2044 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2044 Notes at any time, regardless of the circumstances. Upon conversion, the Company will pay cash and, if applicable, deliver shares of the Company’s common stock to the converting holder in an amount per $1,000 principal amount of 2044 Notes equal to the settlement amount (as defined in the Indenture).

The conversion rate will initially be 17.2157 shares of common stock per $1,000 principal amount of 2044 Notes (equivalent to an initial conversion price of approximately $58.09 per share of common stock). The initial conversion rate is based on a conversion premium of approximately 30% above the arithmetic average of the daily volume weighted average prices of the Company’s common stock as published on Bloomberg page “MOH <equity> AQR” over the 10 trading day period beginning on, and including, August 19, 2014.

The Company may not redeem the 2044 Notes prior to August 19, 2018. On or after August 19, 2018, the Company may redeem for cash all or part of the 2044 Notes, except for the 2044 Notes that the Company is required to repurchase in connection with a fundamental change (as defined in the Indenture) or on any specified repurchase date (as defined in the Indenture). The redemption price for the 2044 Notes will equal 100% of the principal amount of the 2044 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the Company undergoes a fundamental change (as defined in the Indenture), holders of 2044 Notes may require the Company to repurchase for cash all or part of their 2044 Notes at a repurchase price equal to 100% of the principal amount of the 2044 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Also, holders of 2044 Notes may require the Company to repurchase some or all of the 2044 Notes for cash on August 19, 2018, August 19, 2024, August 19, 2029, August 19, 2034 and August 19, 2039, in each case, at a specified date repurchase price equal to 100% of the principal amount of the 2044 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the specified repurchase date.

Under the Indenture, certain events are considered “Events of Default,” which may result in the acceleration of the maturity of the 2044 Notes, including:

•	the Company’s failure to pay interest on any 2044 Note when due and payable and such failure continues for a period of 30 days;

•	the Company’s failure to pay the principal of any 2044 Note when due and payable at its stated maturity, upon any required repurchase, upon redemption, upon declaration of acceleration or otherwise;

•	the Company’s failure to comply with its obligation to convert the 2044 Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for three business days;

•	the Company’s failure to provide timely notice of the occurrence of a fundamental change, a specified repurchase date or a specified corporate transaction (each as described in the Indenture), in each case when due;

•	the Company’s failure to comply with its obligations related to a consolidation, merger or sale of its assets (as described in the Indenture);

•	the Company’s failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the 2044 Notes then outstanding has been received to comply with any of the Company’s other agreements contained in the 2044 Notes or Indenture that are not otherwise provided for in the bullet points above;

•	a default by the Company or any of the Company’s subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15 million in the aggregate of the Company and/or any such subsidiary, whether such indebtedness was then-existing or was thereafter created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

•	a final judgment for the payment of $15 million or more (excluding any amounts covered by insurance) rendered against the Company or any of the Company’s subsidiaries, which judgment is not satisfied, stayed, annulled, rescinded or discharged within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended).

The foregoing descriptions of the Indenture and the 2044 Notes do not purport to be complete and are qualified in their entirety by reference to the Indenture and the form of 2044 Notes, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Issuance of 2044 Notes and Exchange Shares in the Exchange

On September 5, 2014, the Company issued 2044 Notes in the aggregate principal amount of $176.551 million and an aggregate of 1,683,925 Exchange Shares, and paid cash in the approximate amount of $3.3 million (which cash amount equals the accrued and unpaid interest on the Existing Notes exchanged up to, but excluding, September 5, 2014 plus the amount of interest that would have been payable on such Existing Notes had such Existing Notes remained outstanding until October 1, 2014) in exchange for Existing Notes in the aggregate principal amount of $176.551 million. The 2044 Notes and Exchange Shares were issued pursuant to an exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Neither the Company nor any person acting on its behalf offered the 2044 Notes or the Exchange Shares by any form of general solicitation or general advertising, and each person who participated in the Exchange represented that it is an accredited investor (within the meaning of Rule 501 promulgated under the Securities Act) and a qualified institutional buyer (as defined in Rule 144A under the Securities Act). The Company did not receive any proceeds from the issuance of the 2044 Notes and the Exchange Shares.

Upon conversion of the 2044 Notes, the Company will pay cash and, if applicable, deliver to the converting holder a number of shares of the Company’s common stock per $1,000 principal amount of 2044 Notes equal to the settlement amount (as defined in the Indenture).

Additional information pertaining to the Exchange is contained in Items 1.01 and 2.03 of this Current Report on Form 8-K and incorporated herein by reference.

The 2044 Notes, any shares of common stock issuable upon conversion of the 2044 Notes and the Exchange Shares have not been, and will not be, registered under the Securities Act or any state securities law. The Company does not intend to file a shelf registration statement for resale of the 2044 Notes, the shares of the common stock, if any, issuable upon conversion thereof or the Exchange Shares.

Issuance of Company Common Stock for Services Rendered

On September 5, 2014, the Company issued 80,958 shares of the Company’s restricted common stock to J. Wood Capital Advisors LLC (“JWCA”) for services rendered in connection with the Exchange. The shares were issued pursuant to an exemption provided by Section 4(a)(2) of the Securities Act. JWCA represented to the Company that it is an accredited investor (within the meaning of Rule 501 promulgated under the Securities Act), and neither the Company nor any person acting on its behalf offered the shares by any form of general solicitation or advertising. The Company did not receive any proceeds from the issuance of the shares.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of September 5, 2014, by and between Molina Healthcare, Inc. and U.S. Bank National Association

4.2	Form of 1.625% Convertible Senior Note due 2044 (included in Exhibit 4.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: September 8, 2014	By	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of September 5, 2014, by and between Molina Healthcare, Inc. and U.S. Bank National Association

4.2	Form of 1.625% Convertible Senior Note due 2044 (included in Exhibit 4.1)